ALLIANZ SE

AND

JPMORGAN CHASE BANK, N.A., As Depositary

AND

ALL HOLDERS AND BENEFICIAL OWNERS OF

AMERICAN DEPOSITARY RECEIPTS ISSUED HEREUNDER

Amended and Restated Deposit Agreement

Dated as of [DATE], 2018

Table of Contents

Page

Section 1.	Definitions	1
Section 2.	Form of ADR; Incorporation by Reference	2
Section 3.	Deposit of Shares	3
Section 4.	Issue of ADRs	4
Section 5.	Transfer, Combination and Split-up of ADRs; Substitution of ADRs; Cancellation and Destruction of ADRs; Maintenance of Records	4

Section 6.	Distributions; Conversion of Foreign Currency; Withholding	5
Section 7.	Custodian	6
Section 8.	Depositary's Agents	6
Section 9.	Lists of Holders and Other Information	6
Section 10.	Resignation and Removal of the Depositary; Successor Depositary	7
Section 11.	Information	7
Section 12.	Indemnification	7
Section 13.	Notices	8
Section 14.	Miscellaneous	9
Section 15.	Governing Law	9
Section 16.	Consent to Jurisdiction; Waiver of Right to Trial by Jury	9
Section 17.	Amendment and Restatement of Old Deposit Agreement	10
Exhibit A	to Deposit Agreement: Form of ADR	A-1
	Withdrawal of Deposited Securities	A-2
	Register	A-2
	Title to ADRs; Validity	A-2
	Certain Limitations	A-2
	Pre-release and Lending of Deposited Securities	A-3
	Representations and Warranties	A-3
	Taxes	A-4
	Disclosure of Interests	A-4
	Charges of Depositary	A-5
	Available Information	A-6
	Distributions on Deposited Securities	A-8
	Record Dates	A-9
	Voting of Deposited Securities	A-9
	Changes Affecting Deposited Securities	A-10
	Exoneration	A-10
	Amendment	A-12
	Termination	A-12
	Elective Distributions in Cash or Shares	A-13
	Waiver	A-13

AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of [DATE], 2018 (this "Agreement") among Allianz SE (the "Company"), JPMorgan Chase Bank, N.A., as depositary hereunder (the "Depositary"), and all Holders (defined below) and Beneficial Owners (defined below) from time to time of American Depositary Receipts issued hereunder.

WHEREAS, the Company and the Depositary (then known as Morgan Guaranty Trust Company of New York) entered into a Deposit Agreement dated as of November 3, 2000 for the purposes set forth therein, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Old Receipts") evidencing the American depositary shares;

WHEREAS, the Company and the Depositary entered into Amendment No. 1 ("Amendment No. 1") to the Deposit Agreement dated as of October 26, 2009 (as amended, the "Old Deposit Agreement") for the purposes set forth therein;

WHEREAS, pursuant to the terms of the Old Deposit Agreement, the Company and the Depositary wish to amend and restate the Old Deposit Agreement and the Old Receipts;

NOW THEREFORE, in consideration of the premises, the parties hereto hereby amend and restate the Old Deposit Agreement and the Old Receipts in their entirety as follows:

Section 1. Definitions.

The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the respective terms used in this Amended and Restated Deposit Agreement (the "Deposit Agreement" or this "Agreement").

a)       "ADRs" means American depositary receipts evidencing ADSs. ADRs may be either in physical certificated form or Direct Registration ADRs. References to "ADRs" shall include Direct Registration ADRs, unless the context otherwise requires.

b)       "ADSs" means American depositary shares representing beneficial interests in the Deposited Securities. Subject to Paragraphs (11) and (14) of the Form of ADR, each ADS represents the right to receive one-tenth of one Share.

c)       "Beneficial Owner" means a person with a beneficial interest in an ADS.

d)       "CSB" means Clearstream Banking AG, the German central securities depositary, and any successor entity.

e)       "Custodian" means the agent or agents of the Depositary and any additional or successor Custodian which may be appointed pursuant to Section 7. The initial Custodian hereunder is BNP Paribas.

f)       "Deliver", "execute", "issue", "register", "surrender ", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System.

g)       "Delivery Order" has the meaning set forth in Section 3(a).

h)       "Depositary's Office" means at any particular time the office of the Depositary in The City of New York at which its depositary receipt business is then administered. At the date of this Agreement the Depositary's Office is located at 4 New York Plaza, 12th Floor, New York, New York 10004.

i)       "Deposited Securities" at any particular time means all Shares then deposited or deemed to be deposited under this Agreement and any and all additional securities and cash received by the Depositary or the Custodian in respect or in lieu thereof and at such time held hereunder.

j)       “Direct Registration ADRs” means an ADR, the ownership of which is recorded on the Direct Registration System.

k)       "Direct Registration System" means the direct registration system maintained by the

Depositary, pursuant to which the Depositary may record the ownership of uncertificated ADRs, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.

l)       "Form of ADR" has the meaning set forth in Section 2.

m)       "Holder" means the person or persons in whose name an ADR is registered on the Register.

n)       "Register" has the meaning set forth in Paragraph (2) of the Form of ADR.

o)       "Securities Act" means the U.S. Securities Act of 1933, as amended.

p)       "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

q)       "Shares" means the ordinary shares, without par value, in registered form of the Company, as amended or redenominated, having the same rights, including with respect to distributions, as all other outstanding ordinary shares of the Company.

Section 2. Form of ADR; Incorporation by Reference.

a)       Form of ADR. ADRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the manual or facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs. ADRs in certificated form shall be substantially in the form of Exhibit A hereto (the "Form of ADR”).

b)       Direct Registration ADRs. Notwithstanding anything in this Agreement or in the Form of ADR to the contrary, to the extent permitted under the Rules of The Depository Trust Company (“DTC”), ADSs issued after the date of this Agreement shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder. No additional fee shall be charged for the issuance of certificated ADRs pursuant to any such request.

c)       Incorporation by Reference. The terms and conditions set forth in the Form of ADR are hereby incorporated by reference herein and made a part hereof as if set forth herein, and shall be binding upon the parties hereto.

Section 3. Deposit of Shares.

a)       Deposit with Custodian. Subject to the terms and conditions of this Agreement, the Depositary shall issue ADSs evidenced by ADRs for delivery at the Depositary's Office against delivery or transfer to the Custodian of Shares by credit thereof to the account of the Custodian with CSB. In connection with any such deposit, the Depositary or the Custodian may require a written order from the person making such deposit specifying the person or persons in whose name the ADSs evidenced by ADRs are to be issued (a "Delivery Order"). If use of the CSB book-entry system in connection with the ADSs is discontinued at any time for any reason, the Company shall make such other book-entry arrangements (if any) that it determines, after consultation with the Depositary, are reasonable.

b)       Representations. Every person depositing Shares hereunder is deemed to represent and warrant that such Shares are validly issued and outstanding, fully paid, nonassessable and were not acquired in violation of any pre-emptive rights, that the person making such deposit is duly authorized to do so, that the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act (“Restricted Securities”) and may be publicly offered or sold in the United States in transactions that are exempt from registration under the Securities Act or (B) have been registered under the Securities Act. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144 under the Securities Act, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares and in their sole and absolute discretion, to take any and all actions necessary to correct the consequences thereof, whether or not the person who deposited the Shares is at the time of such action the Holder or a Beneficial Owner of the ADSs represented by such Shares. Neither the Depositary nor the Company shall have any obligation to perform any due diligence with respect of the veracity of any representation or deemed representation made hereunder.

c)       Refusal of Deposit. The Depositary shall not knowingly accept for deposit hereunder any Shares required to be registered under the Securities Act and not so registered. The Depositary will use reasonable efforts to comply with written instructions of the Company which are reasonable in nature not to accept for deposit hereunder any Shares identified in such instructions at such times and under such reasonable circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with applicable U.S. securities laws.

d)       Holding of Deposited Securities. Deposited Securities shall be held on the books of the Custodian in a segregated account for and to the order of the Depositary. Shares deposited hereunder and other Deposited Securities eligible for deposit with CSB shall be held by the Custodian at its account at CSB. Deposited Securities may be delivered by the Depositary or the Custodian to any person only under the circumstances expressly contemplated in this Agreement.

e)       Treatment as Legal Owner. Notwithstanding anything herein to the contrary, the Company will, for all purposes, treat the Depositary, in its capacity as such, as the legal owner of all Deposited Securities, except as required by applicable law.

f)       Issuance of Additional Shares Etc.; Compliance with Law. The Company agrees with the Depositary that (a) neither the Company nor any affiliates of the Company within the meaning of the Securities Act will at any time deposit any Shares, either upon original issuance or upon a sale of Shares previously issued and reacquired by the Company or by any company under its control, unless a registration statement is in effect as to such Shares under the Securities Act, or unless the offering and sale of such Shares or the transaction is exempt from registration under the provision of the Securities Act, and (b) the Company shall give timely notice to the Depositary of any issuance of (i) additional Shares, (ii) rights to subscribe for Shares that may require, or result in, the Depositary taking action under this Deposit Agreement, or (iii) securities convertible into or exchangeable for Shares, that may require, or result in the Depositary taking action under this Deposit Agreement and that the Company will cooperate with the Depositary to establish the requisite procedures to avoid the violation of the Securities Act in connection with such events. At the reasonable request of the Depositary where it deems necessary in the case of any of the matters set out above in (b)(i), (ii) and (iii), that may require, or result in, the Depositary taking action under this Deposit Agreement or the proposed or actual deposit of any Shares under this Deposit Agreement by the Company or an affiliate thereof, the Company will furnish the Depositary with legal opinion(s), in form(s) and from counsel(s) reasonably acceptable to the Depositary, dealing with such issues reasonably requested by the Depositary. Notwithstanding the foregoing, neither the Company nor the Depositary shall be obligated to file any registration statement in respect of any proposed transaction or to endeavor to have such registration statement declared effective.

Section 4. Issue of ADRs.

After any deposit in accordance with Section 3(a), together with any other documents required by the Depositary in accordance with this Agreement, the Custodian shall as promptly as practicable notify the Depositary of such deposit and of the information contained in any Delivery Order. Such notice shall be given in writing, either by letter, airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Agreement, shall as promptly as practicable issue and deliver at the Depositary's Office, to or upon the order of the person named in such notice, a Direct Registration ADR or, if specifically requested by the depositor or the person to whom ADSs are issuable hereunder or if a Direct Registration ADR is not permissible within the facilities of DTC, a certificated ADR, in either case, registered as requested and evidencing the aggregate number of ADSs to which such person is entitled. ADRs shall be issued only in denominations of any whole numbers of ADSs. At the request, risk and expense of the person depositing Shares or rights, the Depositary may deliver ADRs at a place other than the Depositary's Office. ADRs may be issued by the Depositary only under the circumstances expressly contemplated in this Agreement.

Section 5. Transfer, Combination and Split-up of ADRs; Substitution of ADRs;Cancellation and Destruction of ADRs; Maintenance of Records.

a)       Transfer, Combination and Split-up of ADRs. Subject to the terms and conditions of this Agreement, the Depositary shall, upon surrender of an ADR or ADRs in form satisfactory to the Depositary at the Depositary's Office (i) for the purpose of transfer, if such ADRs are accompanied by such instruments of transfer as the Depositary may require and, in the case of certificated ADRs, are stamped as may be required by law, register the transfer of such ADRs on the Register and execute and deliver new ADRs evidencing the same number of ADSs as the ADRs surrendered to or upon the order of the person entitled thereto; and (ii) for the purpose of effecting a split-up or combination, execute and deliver a new ADR or ADRs in such denominations as may be requested, evidencing the same aggregate number of ADSs as the ADRs surrendered.

b)       Substitution of ADRs. The Depositary shall execute and deliver a new ADR evidencing the same number of ADSs in exchange and substitution for any mutilated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond (for the benefit of the Depositary) and satisfying any other reasonable requirements imposed by the Depositary.

c)       Cancellation and Destruction of ADRs. The Depositary shall cancel all ADRs surrendered to it. The Depositary is authorized to destroy ADRs so cancelled in accordance with customary practices of stock transfer agents in The City of New York.

d)       Maintenance of Records. The Depositary shall maintain records of all ADRs surrendered and Deposited Securities withdrawn under Paragraph (1) of the Form of ADR, transfers of ADRs, substitute ADRs delivered, and cancelled or destroyed ADRs under this Section 5, in keeping with the procedures ordinarily followed by stock transfer agents located in The City of New York or as required by applicable law, rule or regulation.

Section 6. Distributions; Conversion of Foreign Currency; Withholding.

a)       Distributions. Upon the receipt of any distribution on Deposited Securities, to the extent permitted by applicable law and practicable, subject to Paragraphs (4), (7) and (9) of the Form of ADR, the Depositary shall distribute such distribution to each Holder, in proportion to the number of Deposited Securities underlying such Holder's ADRs, in accordance with Paragraph (11) of the Form of ADR.

b)       Conversion of Foreign Currency. Upon receipt by the Depositary or the Custodian of any foreign currency, if at the time of its receipt such foreign currency can in the reasonable judgment of the Depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States, the Depositary shall as promptly as practicable (and in any event within one business day after the day in which such foreign currency is received by the Depositary) convert or cause to be converted, such foreign currency into U.S. dollars, and shall distribute such U.S. dollars to the Holders entitled thereto in accordance with Paragraph (11) of the Form of ADR. If the Depositary reasonably determines that such foreign currency is not convertible, in whole or in part, on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable or is not obtained within a reasonable period or at a reasonable cost, the Depositary may distribute all or part of the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled thereto. All fees, costs and expenses of any such conversion, filing and application process shall be deducted from the proceeds of the distribution to which they relate.

c)       Withholding. In connection with any distribution on the Deposited Securities, each of the Company, the Depositary and the Custodian shall remit to the appropriate governmental authority such amounts (if any) as it may be required by law to withhold and pay to such authority. The Depositary shall forward to the Company in a timely fashion such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities. The Depositary shall use its reasonable commercial efforts to establish and maintain arrangements that assist Holders and Beneficial Owners in claiming any refunds, credits or other benefits (pursuant to treaty or otherwise) relating to distributions on the ADSs. The Depositary shall provide such cooperation in establishing and maintaining any such arrangements as the Company may reasonably request and shall provide the Company with copies of any filings made by the Depositary with the relevant tax authorities in connection with the establishment or maintenance of such arrangements.

Section 7. Custodian.

The Depositary shall endeavor to ensure that there is at all times a Custodian. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace or remove a Custodian. The Depositary will give prompt notice of any such action, which will be advance notice if practicable.

Any Custodian may resign from its duties hereunder by at least 30 days written notice to the Depositary. If upon such resignation there shall be no Custodian acting hereunder, the Depositary shall use its reasonable efforts to promptly appoint a substitute custodian or custodians, each of which shall thereafter be a Custodian hereunder. The Depositary may, after consultation with the Company if practicable, discharge any Custodian at any time upon notice to the Custodian being discharged. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs) and subject to the penultimate sentence of the first paragraph of Paragraph (15) of the Form of ADR, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

Section 8. Depositary's Agents.

The Depositary may perform its obligations hereunder through any agent appointed by it including, but not limited to, a co-registrar to register ADRs and transfers, combinations and split-ups of ADRs and to countersign ADRs and/or a co-transfer agent for the purpose of effecting transfers, combinations or split-ups of ADRs at designated offices in addition to the Depositary's Office. Notwithstanding the foregoing, the Depositary shall remain responsible for the performance of its obligations hereunder as if no agent were appointed, subject to Paragraph (15) of the Form of ADR.

Section 9. Lists of Holders and Other Information.

The Company shall, to the extent permitted by applicable law, have the right to inspect the Register and the transfer records of the Depositary and its agents, take copies thereof and require the Depositary to supply copies of portions of such records as the Company may reasonably request.

The Depositary shall, to the extent permitted by applicable law, furnish to the Company, promptly upon the receipt of a written request from the Company, a list of the names and addresses of, and holdings of ADSs by, all Holders as of a date no more than seven days prior to the date of such request. The Depositary shall, at the Company’s expense, provide copies to the Company, promptly upon the receipt of a written request from the Company, of any information received by the Depositary in accordance with Paragraph (4) of the Form of ADR unless such disclosure is prohibited by applicable law, rule or regulation.

Section 10. Resignation and Removal of the Depositary; Successor Depositary.

Subject to the Depositary's rights under Paragraph (17) of the Form of ADR, the Depositary may at any time resign as Depositary hereunder by prior written notice of its election so to do delivered to the Company, such resignation to take effect upon the Company's appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. The Depositary may at any time be removed by the Company by providing 60 days prior written notice of such removal to the Depositary, such removal to take effect upon the later of (i) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided and (ii) 60 days after such notice of removal is first provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the applicable 60-day period, then the Depositary may elect to terminate this Deposit Agreement and the ADR and the provisions of said Paragraph (17) shall thereafter govern the Depositary's obligations hereunder. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

Section 11. Information.

On or before the first date on which the Company makes any communication that would require, or result in, the Depositary taking action under this Deposit Agreement (e.g. voting, dividends etc.) available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary.

Section 12. Indemnification.

a)       Indemnification by the Company. Except as provided in the succeeding paragraph c), the Company shall indemnify, defend and save harmless each of the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates, acting in their capacities as such hereunder, against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, except, with respect to each, for any loss, liability or expense arising out of its negligence, bad faith or willful misconduct (with the negligence, bad faith and willful misconduct of the Custodian and its directors, officers, employees, agents and affiliates, being determined under German law rather than the governing law hereunder), or (ii) by the Company or any of its directors, officers, employees, agents and affiliates.

b)       Indemnification by the Depositary. Except as provided in the next succeeding paragraph c), the Depositary shall indemnify the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Agreement to the extent such loss, liability or expense arises due to the negligence or willful misconduct of the Depositary.

c)       Notwithstanding any other provision of this Deposit Agreement or the ADRs to the contrary, neither the Company nor the Depositary, nor any of their agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding legal fees and expenses) or lost profits, in each case (collectively "Special Damages") of any form incurred by any of them or any other person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that to the extent Special Damages arise from or out of a claim brought by a third party or Holder(s) against the Depositary or any of its agents acting under the Deposit Agreement, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

d)       Notification and Settlement. Any person seeking indemnification hereunder (an "Indemnified Person") shall notify the person from whom it is seeking indemnification (the "indemnifying person") of the commencement of any indemnifiable action or claim promptly after such Indemnified Person becomes aware of such commencement (provided that the failure to make such notification shall not affect such Indemnified Person's rights otherwise than under this Section 12 and shall only affect its rights hereunder to the limited extent such failure is prejudicial) and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances. No Indemnified Person shall compromise or settle any indemnifiable action without the prior written consent of the indemnifying person, which consent shall not be unreasonably withheld or delayed, unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such indemnifying party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnified party (without indemnification hereunder by the indemnifying party) seeking such compromise or settlement.

e)       Survival. The obligations set forth in this Section 12 shall survive the termination of this Agreement and the succession or substitution of any Indemnified Person.

Section 13. Notices.

Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, or sent via telex or facsimile transmission to such Holder to the address or telex or facsimile number, as the case may be, of such Holder in the Register. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the Beneficial Owners held by such other Holders. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b) below, respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A.

4 New York Plaza, Floor 12

New York, New York 10004

Attention: ADR Administration

Fax: (212) 552-1950

b)	Allianz SE

Königinstrasse 28

80802 Munich, Germany

Attention: Corporate Finance

Fax: 49-89-3800-3942

Notices to the Depositary must be in English.

Section 14. Miscellaneous.

This Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, the Beneficial Owners, and their respective successors hereunder, and, except to the extent specifically set forth in Section 12 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and Beneficial Owners shall be parties to this Agreement and shall be bound by the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and each of which shall constitute one instrument. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

Section 15. Governing Law.

This Agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York.

Section 16. Consent to Jurisdiction; Waiver of Right to Trial by Jury.

The Company irrevocably agrees that any legal suit, action or proceeding against the Company brought by the Depositary or any Holder or Beneficial Owner, arising out of or based upon this Agreement or the transactions contemplated hereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against the Depositary brought by the Company, arising out of or based upon this Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, New York. The Company has appointed CT Corporation System, 111 Eighth Avenue -13th Floor, New York, New York 10011, as its authorized agent (the "Authorized Agent") upon which process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any state or federal court in New York, New York by the Depositary or any Holder or Beneficial Owner, and waives any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 13 hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process in New York, the Company shall promptly appoint a successor that is a legal entity with offices in New York, New York, so as to serve and will promptly advise the Depositary thereof. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed. Notwithstanding the foregoing, any action based on this Agreement may be instituted by the Depositary in any competent court in the Federal Republic of Germany and/or the United States.

By holding an ADS or an interest therein, Holders and Beneficial Owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Agreement, the ADSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

EACH PARTY TO THIS AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

Section 17. Amendment and Restatement of Old Deposit Agreement.

This Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of this Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the Form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement would prejudice any substantial existing right of Holders of Old Receipts, such portion shall not become effective as to such Holders with respect to such Old Receipts until 30 days after such Holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders of notice of such amendment and restatement which notice contains a provision whereby such Holders can receive a copy of the Form of ADR.

IN WITNESS WHEREOF, ALLIANZ SE and JPMORGAN CHASE BANK, N.A. have duly executed this Agreement as of the day and year first above set forth and all Holders and Beneficial Owners of ADRs (or any interests therein) shall become parties hereto upon acceptance by them of ADRs (or any interest therein) issued in accordance with the terms hereof.

ALLIANZ SE

By ___________________

      Name: Giulio Terzariol

      Title: Member of the Management Board, CFO

By ___________________

      Name: Johan Eriksson

      Title: Head of Group Treasury & Corporate Finance

JPMORGAN CHASE BANK, N.A.

By ___________________

      Name:

      Title:

EXHIBIT A

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

CERTAIN RIGHTS OF THE HOLDER OF THIS AMERICAN DEPOSITARY RECEIPT MAY BE WITHHELD IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (8) HEREOF, INCLUDING, WITHOUT LIMITATION, VOTING RIGHTS AND THE RIGHT TO RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS.

____________	No. of ADSs:
Number	___________________
Each ADS represents One-Tenth of One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

ALLIANZ SE

(Incorporated under the

laws of the Federal Republic of Germany and the European Union)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of _____ American Depositary Shares ("ADSs"), each (subject to Paragraphs (11) and (14)) representing one-tenth of one ordinary share ("Shares" and, together with any additional securities or cash from time to time held by the Depositary or the Custodian referred to below in respect or in lieu thereof, the "Deposited Securities"), of ALLIANZ SE, a European Company (or Societas Europaea) incorporated in the Federal Republic of Germany and organized under the laws of the Federal Republic of Germany and the European Union (the "Company"), deposited with a custodian appointed in accordance with the Deposit Agreement (hereinafter defined) (subject to Section 7 of the Deposit Agreement , the "Custodian"). This ADR is issued pursuant to the Amended and Restated Deposit Agreement dated as of [DATE], 2018 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR agrees to become a party thereto and to be bound by all of the terms and conditions thereof and hereof. Copies of the Deposit Agreement are on file at the Depositary's Office referred to below and at the office of the Custodian. This ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. The terms and conditions of the Deposit Agreement are hereby incorporated by reference.

(1)       Withdrawal of Deposited Securities. Subject to Paragraphs (4), (7) and (9), upon surrender at the Depositary’s Office referred to below of (i) a certificated ADR in form satisfactory to the Depositary or (ii) proper instructions and documentation in the case of a Direct Registration ADR, in either case accompanied by such instruments of transfer as the Depositary may require, the Holder hereof is entitled to delivery, as promptly as practicable, (a) to an account designated by such Holder with Clearstream Banking AG ("CSB") or an institution that maintains accounts with the CSB, of the Shares and the other Deposited Securities that are eligible for deposit with CSB and (b) at the office of the Custodian, of any Deposited Securities that are not eligible for deposit with CSB, in each case at the time underlying this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver Deposited Securities (other than Shares) at the Depositary's Office referred to below.

(2)       Register. The Depositary shall keep, at a designated transfer office (the "Depositary's Office"), (a) a register (the "Register") for the registration, registration of transfer, combination and split-up of ADRs which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term Register includes the Direct Registration System. The Register shall be established and maintained by the Depositary for registration of such ADRs in accordance with any applicable law, regulation or, to the extent applicable, any applicable rule or regulation of any other securities exchange in the United States or market therein upon which the ADSs may be listed or traded. The Depositary may close the Register and any component thereof at any time or from time to time when reasonably deemed expedient by it and will also, on the reasonable request of the Company made solely in order to enable the Company to comply with applicable law (including any prerequisites set forth in the Company's Articles of Association), close the issuance book portion of the Register for the Company's benefit.

(3)       Title to ADRs; Validity. Title to this ADR, when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the Register as the absolute owner hereof for all purposes. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, however, that, if a co-registrar for ADRs has been appointed, such signature may be facsimile if such ADR is countersigned by the manual or facsimile signature of a duly authorized signatory of such co-registrar and dated by such signatory. Notwithstanding anything herein to the contrary, insofar as Holders are concerned, the Company will, for all purposes, treat the Depositary, in its capacity as such, as the legal owner of all Deposited Securities, except as required by applicable law. Each Holder and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms of the Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement, to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement (the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof).

(4)       Certain Limitations. As a condition precedent to the issue or registration of any ADR (including upon a transfer, split-up or combination), any distribution in respect thereof or the withdrawal of any Deposited Securities, the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any transfer or registration fees charged by third parties for the transfer of any Deposited Securities, and (iii) any applicable charges as provided in Paragraph (9) of this ADR; (b) the production of (i) proof satisfactory to it of the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. From time to time, the Company, the Depositary or the Custodian may also require such information as it may deem necessary or proper consistent with the Deposit Agreement. At the written request of the Company, the Depositary shall notify the Company of any regulations then in place and established pursuant to clause (c) above. The issuance of ADRs, the acceptance of deposits of Shares, the registration of transfers of ADRs or the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Register or CSB is closed or when any such action is reasonably deemed expedient by the Depositary or, with respect to issuances of ADRs on the deposit of Shares, the Company. The surrender of outstanding ADSs and withdrawal of Deposited Securities may, subject to, to the extent it is legally permissible, the Company's Articles of Association, only be suspended for (i) temporary delays caused by the closing of the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends,(ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to the ADRs or to the withdrawal of Deposited Securities. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the U.S. Securities Act of 1933, as amended (the "Securities Act") and no amendment shall impair such requirements.

(5)       Pre-release and Lending of Deposited Securities. The Depositary shall not (i) issue ADSs prior to the receipt of Shares, (ii) deliver Shares prior to the receipt of ADSs for withdrawal of Deposited Securities or (iii) lend Deposited Securities.

(6)       Representations and Warranties. Every person depositing Shares under the Deposit Agreement is deemed to represent and warrant that (a) such Shares are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person and were not acquired in violation of any pre-emptive rights, that the person making such deposit is duly authorized to do so, that the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act (“Restricted Securities”) unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144 under the Securities Act, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfers of such ADSs. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares and in their sole and absolute discretion, to take any and all actions necessary to correct the consequences thereof, whether or not the person who deposited the Shares is at the time of such action the Holder or a Beneficial Owner of the ADSs represented by such Shares. Neither the Depositary nor the Company shall have any obligation to perform any due diligence with respect of the veracity of any representation or deemed representation made hereunder.

(7)       Taxes. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof. The Depositary may refuse to effect any registration, registration of transfer, split up or combination hereof or, subject to the last sentence of Paragraph (4), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency in the Federal Republic of Germany all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. To the extent legally permissible, the Depositary will forward to the Company such information from its Register as the Company may reasonably request to enable it to file any necessary reports with governmental authorities or agencies. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may, after consultation with the Company to the extent practicable, dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Upon any such sale, the Depositary shall, if appropriate, reduce the number of ADSs evidenced hereby to reflect any such sale and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof. Holders and Beneficial Owners may be required to show proof of taxpayer status or residence, or provide other information upon request by the Company, the Depositary or the Custodian in order to determine any applicable tax or other governmental charge payable hereunder or in connection herewith. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(8)       Disclosure of Interests. Each Holder and Beneficial Owner agrees to (a) be bound by and subject to applicable provisions of the laws of Germany, the Company’s Articles of Association and the requirements of the Frankfurt Stock Exchange or any markets or exchanges upon which the ADSs, ADRs or the Deposited Securities are, or will be, listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or the Deposited Securities may be transferred, to the same extent as if such Holder and Beneficial Owner held the Deposited Securities directly and (b) without limiting the generality of the foregoing, comply with all applicable provisions of German and other applicable laws and the Company's Articles of Association and the rules and requirements of the Frankfurt Stock Exchange or any securities exchange on which the Deposited Securities or the ADSs are, or will be, registered, traded or listed, to the extent applicable to such Beneficial Owner, regarding any such Holder or Beneficial Owner’s interest in Shares (including the aggregate of ADSs and Shares held by each such Holder or Beneficial Owner), in compliance with Sections 33 and 34 of the German Securities Trading Act (Wertpapierhandelsgesetz) or, if applicable, Section 20 of the German Stock Corporation Act (Aktiengesetz), or any substitute or supplemental provision of German law that may be brought into force from time to time. Each Holder and Beneficial Owner acknowledges that, at the date of the Deposit Agreement, (a) the statutory notification obligations of the German Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 34 of the German Securities Trading Act, of voting rights in the Company reaches or exceeds 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% or 75% or, after having reached or exceeded any such threshold, falls below that threshold, or, if applicable, (b) the statutory notification obligations of the German Stock Corporation Act apply to any enterprise that, either directly or by way of imputation pursuant to the provisions of Section 20(2) or Section 16 (4) of the German Stock Corporation Act, owns more than 25% of the shares of, or 50% of the shares or voting rights in, the Company or, after having exceeded either of these thresholds, no longer owns such percentage. Each Holder and each Beneficial Owner also acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may (a) result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Beneficial Owner has an interest and, in addition, (b) incur fines relating to the violation of an administrative offense (Ordnungswidrigkeit) which may, depending on the circumstances, amount to, e.g., the total of (i) 5% of group-wide revenues as generated in the delinquent’s preceding fiscal year or (ii) twice the economic benefit realized as a consequence of the violation. For the avoidance of doubt, any statutory notification obligations and statutory publication obligations have to be observed not only with regard to Shares directly held but to the same extent for ADSs representing such Shares. All Holders and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to comply with reasonable Company instructions in respect thereof. The Company reserves the right to instruct Holders to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions. The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder.

(9)       Charges of Depositary. The Depositary may charge each person to whom ADSs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and other Distributions (as such terms are defined in Paragraph (11)) and each person to whom ADSs are issued pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, (i) a fee of up to U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs issued, delivered, reduced, cancelled or surrendered (as the case may be), (ii) a fee of U.S.$0.05 or less per ADS for any cash distribution made pursuant to the Deposit Agreement, (iii) a fee for the distribution or sale of securities pursuant to Paragraph (11) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this Paragraph (9) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) a fee of U.S.$1.50 per ADR or ADRs for transfers made pursuant to Section 5 of the Deposit Agreement, and (v) a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) any transfer or registration fees charged by third parties for transfer of any Deposited Securities in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities) and (iv) in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. (“JPMorgan”) shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion. JPMorgan and/or its agent may act as principal for such conversion of foreign currency. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary. For further details see https://www.adr.com.

The Depositary anticipates providing the Company with amounts to cover, among other things, certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time.  The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(10)       Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the Depositary’s Office and the office of the Custodian. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company for distribution either when it deems appropriate or when requested to do so by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.allianz.com) or through an electronic information delivery system generally available to the public in its primary trading market. The Company represents that as of the date of the Deposit Agreement, the statements in the previous sentence of this Paragraph (10) with respect to the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, are true and correct. The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements. The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

Dated:

JPMORGAN CHASE BANK, N.A., Depositary By ___________________________ Authorized Signatory

The Depositary's office is located at 4 New York Plaza, Floor 12, New York, NY, 10004

[FORM OF REVERSE OF RECEIPT]

(11)       Distributions on Deposited Securities. Upon receipt by the Depositary or the Custodian of any distribution on Deposited Securities, and subject to Section 6 of the Deposit Agreement and to the Paragraphs (4), (7) and (9) hereof, the Depositary shall as promptly as practicable distribute to each Holder entitled thereto on the record date set by the Depositary therefor, in proportion to the number of Deposited Securities (on which the following distributions are received by the Custodian) underlying such Holder's ADRs:

(a)       Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this Paragraph (11) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(b)       Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c)       Rights. (i) To the extent the Company so instructs and timely furnishes to the Depositary evidence (the Company having no obligation to so furnish such evidence) satisfactory to the Depositary (which may, without limitation, include legal opinions referenced in Section 3 f) of the Deposit Agreement) that the Depositary may lawfully distribute the same, warrants or other instruments representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), or (ii) to the extent the Company does not furnish such evidence and/or so instructs the Depositary and sales of Rights are practicable as determined by the Depositary after consultation with the Company (which sales shall be effected as promptly as practicable and, to the extent practicable, on the principal German stock exchange on which the Rights are traded), any U.S. dollars available to the Depositary constituting the net proceeds of sales of Rights, as in the case of Cash, or (iii) failing either (i) or (ii), nothing (and any Rights may lapse).

(d)       Other Distributions. (i) Securities available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem, after consultation with the Company if practicable, lawful, equitable and practicable, or (ii) to the extent the Depositary deems, after consultation with the Company if practicable, a distribution of such securities not to be lawful, equitable and/or practicable, any U.S. dollars available to the Depositary constituting the net proceeds of the sale of Other Distributions, as in the case of Cash.

To the extent that the Depositary determines, after consultation with the Company if practicable, that any distribution is not lawful, equitable and/or practicable with respect to any Holder, the Depositary may make such distribution as it deems lawful, equitable and practicable, including the distribution of foreign currency or securities (or appropriate documents evidencing the right to receive foreign currency or securities), or retain the same as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under Paragraph (9) hereof. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Notwithstanding anything herein to the contrary, the Company shall have no obligation to either (i) register any ADSs, Shares, Rights or other securities described in this Paragraph (11) under the Securities Act or (ii) take other actions to permit the distribution of such ADSs, Shares, Rights or other securities in accordance with applicable U.S. securities laws.

(12)       Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any other fees, charges and expenses provided for in Paragraph (9) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

Subject to applicable law and the terms and conditions of this receipt and the Deposit Agreement, only the Holders of record at the close of business in New York on such record date shall be obligated or otherwise entitled to receive such distributions, to give such voting instructions, to receive such notice, or otherwise take action.

(13)       Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice (“Voting Card”) stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of German or other relevant law and the Company’s Articles of Association, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a proxy to a person designated by the Company. Upon actual receipt by the ADR department of the Depositary of instructions of a Holder on such record date in the manner and on or before the time established by the Depositary for such purpose, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the Company's Articles of Association and the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. Any Deposited Securities represented by ADSs for which no specific voting instructions are received by the Depositary from the Holder shall not be voted.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

(14)       Changes Affecting Deposited Securities. Subject to Paragraphs (4), (7) and (9) hereof, the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company's expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(15)       Exoneration. The Depositary, the Company, their respective officers, directors, affiliates and agents and each of them shall: (a) incur no liability to Holders or Beneficial Owners (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, the European Union, Germany or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or other circumstance beyond its control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to Paragraph (13) hereof), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability to Holders or Beneficial Owners except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable to Holders or Beneficial Owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs), subject to the penultimate sentence of this Paragraph (15), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The Depositary, the Company and their respective agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in any ADSs about the requirements of law, rules or regulations or any changes therein or thereto. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or Beneficial Owner's income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and Beneficial Owners on account of their ownership of the ADRs or ADSs. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company. The Depositary shall not be liable for any acts or omissions made by a successor depositary. By holding an ADS or an interest therein, Holders and Beneficial Owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement Deposit Agreement, the ADSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Neither the Depositary nor any of its agents shall be liable to Holders or Beneficial Owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the Deposit Agreement, the Company has agreed to indemnify the Depositary under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. No disclaimer of liability under the Securities Act is intended by any provision hereof or of the Deposit Agreement.

(16)       Amendment. Subject to the last sentence of Paragraph (4), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without consent of the Holders, provided that any amendment that imposes or increases any fees or charges (other than those listed in clauses (i) through (iv) of the penultimate sentence of the first paragraph of Paragraph (9)), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder, at the time any amendment so becomes effective, shall be deemed, by continuing to hold an ADR, to consent and agree to such amendment and to be bound by the ADRs and the Deposit Agreement as amended thereby. By holding an ADR, ADS or an interest therein, each Holder and Beneficial Owner hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the U.S. Securities and Exchange Commission's, the Depositary's or the Company's website or upon request from the Depositary).

(17)       Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company's notice of removal was first provided to the Depositary. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18)        Elective Distributions in Cash or Shares. Whenever the Company intends to distribute a dividend payable at the election of the holders of Shares in cash or in additional Shares, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders. Upon receipt of notice indicating that the Company wishes such elective distribution to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders. The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution is available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 3(f) of the Deposit Agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at the expense of the Company. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional Shares. If the above conditions are satisfied, the Depositary shall establish a record date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional ADSs. The Company shall assist the Depositary in establishing such procedures to the extent necessary. Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in Shares (rather than ADSs). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

(19)       Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).